UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 31, 2005

Globix Corporation

(Exact name of registrant as specified in its charter)

Delaware	1-14168	13-3781263
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

139 Centre Street, New York, New York (Address of principal executive offices)		10013 (Zip Code)

Registrant's telephone number, including area code (212) 334-8500

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[    ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[    ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[    ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-(b))

[    ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Form 8-K, Current Report

Globix Corporation

Commission File No. 001-14168

Item 1.01 Entry into Material Definitive Agreements.

On October 28, 2005, the company’s board of directors approved the hiring of Ted S. Lodge to serve as the Chairman of the company’s board of directors and as Executive Chairman of the company.

Mr. Lodge, who is 49 years old, has been the principal of Lodge Special Situations LLC, a firm established to provide special situations advisory services to, among others, private equity funds, hedge funds and venture capital funds, since May 2005. From December 2001 until April 2005, Mr. Lodge served as the President, Chief Operating Officer, Counsel and a member of the Board of Directors of Pegasus Communications Corporation which, through its subsidiaries, was the country’s largest independent provider of DIRECT TV services. Mr. Lodge served as Senior Vice President, Chief Administrative Officer, General Counsel and Assistant Secretary of Pegasus Communications Corporation from July 1996 until December 2001, during which period Mr. Lodge was appointed Executive Vice President in July 2000 and Secretary in 1997.

Pursuant to the provisions of an employment agreement agreed to by Mr. Lodge and the company, the term of his employment will be one year from the date of the execution of the agreement on October 31, 2005, during which he will be required to devote at least two days per work week to the business and affairs of the company. Mr. Lodge will receive a base salary of $275,000 per annum, subject to increases at the discretion of the board of directors and will be eligible to receive bonuses at the discretion of the board of directors. In addition, Mr. Lodge will receive fully vested options to purchase 1,000,000 shares of the company’s common stock at an exercise price of $2.75 per share. The company will reimburse Mr. Lodge for reasonable out-of-pocket expenses incurred in connection with his employment including lodging within the New York metropolitan area during the work week, expenses incurred in maintaining an office in Pennsylvania and roundtrip transportation between New York and Pennsylvania. In the event that Mr. Lodge is required to relocate his primary place of business to a location farther than 60 miles from its current location in Pennsylvania or if he is actually or constructively terminated without cause following a change in control (as defined in the indenture governing the company’s 11% senior secured notes), he will receive severance in the amount equal to his base salary due through the end of the period ending October 31, 2006 plus one year of his base salary. In addition, for a period of 360 days after such termination, Mr. Lodge will be able to exercise any stock options previously granted to him by the company, which will all be considered fully vested upon such termination of employment with the company. A form of Mr. Lodge’s employment agreement is attached hereto as Exhibit 10.1.

A press release announcing Mr. Lodge’s appointment as Chairman of the company’s board of directors and Executive Chairman of the company is attached as Exhibit 99.1 hereto.

Item 5.02(c) Appointment of Principal Officers

The information set forth in Item 1.01 above is incorporated by reference.

Item 5.02(d) Election of Directors

On October 31, 2005, the company’s board of directors announced that it has appointed Mr. Lodge to serve on the company’s board of directors as its Chairman. In connection with Mr. Lodge’s election as Chairman of the board of directors, the board of directors voted to expand its membership from nine to ten members and Steven Singer resigned as Chairman, though he remains a member of the board.

Item 9.01 Financial Statements and Exhibits

Exhibit	Description
10.1	Form of Employment Agreement, dated October 31, 2005, between Globix Corporation and Ted S. Lodge
99.1	Press Release, dated October 31, 2005

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 3, 2005	Globix Corporation

By:	/s/ Gene M. Bauer
Name: Gene M. Bauer
Title: Vice President, General Counsel & Secretary